MENTOR PROMOTES JOSHUA H. LEVINE TO CHIEF EXECUTIVE OFFICER AND
LOREN L. MC FARLAND TO CHIEF FINANCIAL OFFICER

  Christopher J. Conway, Former CEO, Remains as Chairman of the Board

  Adel Michael, Former CFO, Remains as Vice Chairman of the Board

 SANTA BARBARA, California, May 28, 2004 - Mentor Corporation (NYSE:MNT), a leading supplier of medical products in the United States and internationally, today announced its Board of Directors has promoted Joshua H. Levine, President and Chief Operating Officer, to Chief Executive Officer, succeeding Christopher J. Conway who will remain as Chairman of the Board.  In addition, the Board of Directors appointed Loren L. McFarland, Vice President and Controller, to Chief Financial Officer, succeeding Adel Michael who will remain as Vice Chairman of the Board.  Both promotions are effective immediately.

Levine and Michael were also nominated by the Nominating Committee of the Board of Directors as director nominees, to be voted on at the next Annual Shareholders Meeting in September 2004.  Furthermore, the Nominating Committee also expects to propose two additional independent Board nominees for election by shareholders.  If all nominees are elected, Mentor's Board of Directors would be expanded from seven to a total of eleven members, of whom seven would be independent directors.

"These key promotions reflect the Board's confidence in the Company's executive team and provide continuity as we transition to the next phase of Mentor's growth," commented Conway.  "In addition, expanding the Board will provide new perspectives and a greater depth of resources to draw upon as we meet the challenges and opportunities facing us in the future."

"I am excited about the opportunity to lead this great company.  Mentor has a long history of developing and marketing innovative products and solutions that meet the clinical needs of patients and the physicians who treat them.  Our leading franchises in aesthetics and urology, strategic product development pipeline and strong financial position, provide a solid foundation from which we can drive future growth," commented Levine.  "I look forward to the opportunities and challenges that lie ahead and I am confident that the talented and dedicated Mentor employees will continue our tradition of building sustainable competitive advantage in the markets we serve."

Joshua Levine, age 45, joined Mentor in 1996 as Vice President, Domestic Aesthetic Sales.  He served in roles of increasing responsibility and was promoted to President and Chief Operating Officer of Mentor in 2003.  Levine has more than 22 years experience in the healthcare industry and has a bachelor's degree in communications from the University of Arizona.

McFarland, age 45, joined Mentor in 1985 and served in roles of increasing responsibility within the finance department and was promoted to Vice President and Controller in 2001.  McFarland is a Certified Public Accountant and has a bachelor's degree in accounting from the University of North Dakota and a Master's Degree in Business Administration from the John E. Anderson Graduate School of Business of the University of California at Los Angeles.

About Mentor Corporation

Founded in 1969, Mentor Corporation is a leading supplier of medical products for the global healthcare market.  The Company develops, manufactures and markets innovative, science-based products for the aesthetics and urologic specialties markets around the world.

The Company's Aesthetics franchise includes prosthetic mammary implants for breast augmentation and reconstruction, and lipoplasty products for body contouring.  Mentor's Urologic Specialties franchise includes surgical slings for the treatment of urinary stress incontinence, brachytherapy seeds for the treatment of prostate cancer, prosthetic implants for the treatment of erectile dysfunction and disposable medical devices for the treatment and care of urinary incontinence and other chronic urological conditions.

Mentor continues to launch important line extensions to its existing products that add value to doctors and patients.  In addition, the Company has made a number of strategic acquisitions and established key partnerships to expand its product portfolio.  Mentor has leveraged its leadership position in aesthetics to expand into the cosmetic dermatology market through two development programs.  The Company has acquired a range of next generation, non-animal, synthetic hyaluronic acid-based dermal filler products. Mentor has also acquired broad rights to a range of highly purified, next generation botulinum toxin products.  Additionally, Mentor continues to expand its product portfolio through internal innovation.

Mentor employs approximately 2000 people around the world and is headquartered in Santa Barbara, California, with manufacturing and research operations in the United States, France, the Netherlands and the United Kingdom.  The Company's website is www.mentorcorp.com.

Safe Harbor Statement

All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us.  Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," similar expressions, and variations or negatives of these words.  In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  These forward-looking statements speak only as of the date hereof and are based upon the information available to us at this time.  Such information is subject to change, and we will not necessarily inform you of such changes.  These statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors.

The Securities and Exchange Commission filings of Mentor, including, without limitation, its Annual Reports on Form 10-K, subsequent quarterly reports on Form 10-Q, and recent Current Reports on Form 8-K, discuss important risk factors that could contribute to such differences or otherwise affect its business, results of operations and financial condition.  Mentor undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Contact:

Mentor Corporation
Peter R. Nicholson
Vice President, Strategic Planning and Investor Relations
(805) 879-6082